Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Sun Communities, Inc. Announces Paul D. Lapides Will Not Stand for Reelection to Board of Directors

Southfield, MI, March 22, 2016 - Sun Communities, Inc. (NYSE: SUI) (the "”Company”) today announced that Mr. Paul D. Lapides has decided that he will not be standing for reelection at the Company’s 2016 Annual Meeting of the Stockholders.

Mr. Lapides advised the Company that he has decided not to stand for reelection in order to focus on recovering from recent health issues and his decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 233 communities comprising approximately 89,400 developed sites.

For more information about Sun Communities, Inc. visit our website at www.suncommunities.com

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